Exhibit 21.1

SUBSIDIARIES OF ESTABLISHMENT LABS HOLDINGS INC.

Name of Subsidiary	Jurisdiction of Organization
Establishment Labs S.A.	Costa Rica

JAMM Technologies, Inc.	Delaware

Motiva USA LLC	Delaware

European Distribution Center Motiva BVBA	Belgium

Establishment Labs Brasil Produtos Para Saude Ltda.*	Brazil

Motiva Implants France SAS	France

JEN-Vault Ltd.	Switzerland

* European Distribution Center Motiva BVBA owns 99% of Establishment Labs Brasil Produtos Para Saude Ltda., with 1% owned by a local Brazilian party.